EXHIBIT 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 12, 2004

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q2 Earnings Soar 117%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Urban Outfitters and Free People brands, today announced record earnings of $20.5 million for the three months ended July 31, 2004, a 117% increase over the comparable quarter last year. Second quarter diluted earnings per share rose to $0.25 this year from $0.12 in the prior year.

As previously stated, net sales for the second quarter increased by 54% to a record $189.5 million. Fueling this increase over the prior year was:

•	a 26% jump in total Company comparable store sales

•	new and non-comparable store sales of $27.7 million

•	a 100% spike in direct-to-consumer sales

•	a 28% surge in wholesale sales

Comparable store sales at Anthropologie, Free People and Urban Outfitters were up 25%, 41% and 27%, respectively for a combined 26% on top of an 11% combined sales increase during the comparable quarter last year. For the six months ended July 31, 2004, total Company comparable store sales jumped by 29%, and total Company sales increased to a record $359.8 million, a 56% increase over the first six months of the prior year and.

“We continued to deliver exceptional performance in the second quarter by producing 26% ‘comp’ store sales increases and 18% operating margins,” said Richard A. Hayne, Chairman and President. Mr. Hayne also added that “we are optimistic about our fall fashion offerings based on initial customer response in stores and to the July catalog drops.”

	Three months ended July 31,		Six months ended July 31,
	2004	2003	2004	2003
	(in thousands)		(in thousands)
Urban Outfitters store sales	$90,841	$60,750	$169,407	$112,859
Anthropologie store sales	73,766	47,874	140,340	88,828
Direct-to-consumer sales	18,373	9,204	36,974	18,731
Free People sales	6,504	5,051	13,053	9,489

Total net sales	$189,484	$122,879	$359,774	$229,907

For the three and six months, gross profit margins increased by 350 and 448 basis points, respectively, versus the prior year’s comparable periods. These gains were primarily due to higher initial merchandise margins and the leveraging of occupancy expenses.

As of July 31, 2004, total Company inventories grew by $29.5 million on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor for this increase. On a comparable store basis, the Company has continued to expedite shipment and receipt of merchandise earlier than last year and increase its modestly planned inventory buy to accommodate the current sales trends. These measures have resulted in a 10.4% increase of comparable store inventory over last year’s levels. The Company believes its inventory levels are adequate to meet the current rate of customer demand.

For the three and six months, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 189 and 152 basis points, respectively, versus the comparable periods last year. These improvements were primarily a result of the leveraging of store-related expenses.

As of July 31, 2004 of this fiscal year, the Company has opened six new Anthropologie stores and seven new Urban Outfitters stores. The Company plans to open 11 to 14 additional stores during the remainder of the fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 68 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters catalog and web site (www.urbanoutfitters.com); 58 Anthropologie stores in the United States; an Anthropologie catalog and web site (www.anthropologie.com); and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store, as of July 31, 2004.

A conference call will be held today to discuss second quarter results and will be web cast at 11:00 a.m. EDT on:

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=905402.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003	2004	2003
Net sales	$189,484	$122,879	$359,774	$229,907
Cost of sales, including certain buying, distribution and occupancy costs	112,466	77,231	212,862	146,326

Gross profit	77,018	45,648	146,912	83,581
Selling, general and administrative expenses	42,898	30,147	84,396	57,420

Income from operations	34,120	15,501	62,516	26,161
Other income, net	346	410	302	494

Income before income taxes	34,466	15,911	62,818	26,655
Income tax expense	13,958	6,444	25,441	10,795

Net income	$20,508	$9,467	$37,377	$15,860

Net income per common share:
Basic	$0.25	$0.12	$0.46	$0.20

Diluted	$0.25	$0.12	$0.45	$0.20

Weighted average common shares and common share equivalents outstanding:
Basic	80,554,025	78,195,568	80,421,047	77,925,640

Diluted	83,411,392	80,404,412	83,174,091	79,801,388

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	59.4%	62.9%	59.2%	63.6%

Gross profit	40.6%	37.1%	40.8%	36.4%
Selling, general and administrative expenses	22.6%	24.5%	23.5%	25.0%

Income from operations	18.0%	12.6%	17.3%	11.4%
Other income (expense), net	0.2%	0.3%	0.1%	0.2%

Income before income taxes	18.2%	12.9%	17.4%	11.6%
Income tax expense	7.4%	5.2%	7.1%	4.7%

Net income	10.8%	7.7%	10.3%	6.9%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 31 2004	January 31, 2004	July 31, 2003
Assets

Current assets:
Cash and cash equivalents	$64,213	$67,194	$50,452
Marketable securities	38,073	19,979	9,501
Accounts receivable	10,420	6,711	6,402
Inventories	90,930	63,247	61,467
Prepaid expenses, deferred taxes and other current assets	18,707	18,704	14,917

Total current assets	222,343	175,835	142,739

Property and equipment, net	141,065	121,919	110,993
Marketable securities	60,195	52,315	44,237
Deferred income taxes and other assets	9,555	9,526	8,868

Total assets	$433,158	$359,595	$306,837

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$37,214	$27,353	$26,664
Accrued expenses, accrued compensation and other current liabilities	45,836	30,409	23,172

Total current liabilities	83,050	57,762	49,836

Deferred rent and other liabilities	12,164	11,703	11,047

Total liabilities	95,214	69,465	60,883

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 80,895,742, 79,776,542 and 78,742,344 shares issued and outstanding, respectively	8	8	8
Additional paid-in capital	99,517	83,279	73,118
Unearned compensation	(5,646)	—	—
Retained earnings	242,282	204,905	172,389
Accumulated other comprehensive income	1,783	1,938	439

Total shareholders’ equity	337,944	290,130	245,954

Total liabilities and shareholders’ equity	$433,158	$359,595	$306,837

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended July 31,
	2004	2003
Cash flows from operating activities:
Net income	$37,377	$15,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,635	10,510
Tax benefit of stock option exercises	6,198	1,070
Stock-based compensation expense	120	—
Changes in assets and liabilities:
Increase in receivables	(3,708)	(3,145)
Increase in inventories	(27,685)	(12,674)
Decrease in prepaid expenses and other assets	(32)	(1,953)
Increase in payables, accrued expenses and other liabilities	25,751	5,371

Net cash provided by operating activities	51,656	15,039

Cash flows from investing activities:
Capital expenditures	(31,466)	(10,353)
Purchases of marketable securities	(42,846)	(56,931)
Sales and maturities of marketable securities	15,548	25,608

Net cash used in investing activities	(58,764)	(41,676)

Cash flows from financing activities:
Exercise of stock options	4,272	4,892

Net cash provided by financing activities	4,272	4,892

Effect of exchange rate changes on cash and cash equivalents	(145)	70

Decrease in cash and cash equivalents	(2,981)	(21,675)

Cash and cash equivalents at beginning of period	67,194	72,127

Cash and cash equivalents at end of period	$64,213	$50,452